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                                                                      EXHIBIT 12

BAY VIEW CAPITAL CORPORATION
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

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
                                                            12/31/98          12/31/97
Earnings:
         Earnings before income tax expenses               $ 43,934          $ 23,266
         Add:
         Interest on advances and other borrowings          102,350            78,424
         Interest component of rental expense                 2,111               969
                                                           --------          --------
         Earnings before fixed charges excluding
          interest on customer deposits                     148,395           102,659
         Interest on customer deposits                      149,656            76,483
                                                           --------          --------
         Earnings before fixed charges                     $298,051          $179,142
                                                           ========          ========

Fixed charges:
         Interest on advances and other borrowings         $102,350          $ 78,424
         Interest component of rental expense                 2,111               969
                                                           --------          --------
         Fixed charges excluding interest on
          customer deposits                                 104,461            79,393
         Interest on customer deposits                      149,656            76,483
                                                           --------          --------
         Total fixed charges                               $254,117          $155,876
                                                           ========          ========

Ratio of earnings to fixed charges including interest
 on customer deposits                                          1.17              1.15

Ratio of earnings to fixed charges excluding interest
 on customer deposits                                          1.42              1.29

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